                                  EXHIBIT 4.5
      FORM OF AGREEMENT BETWEEN GLYKO BIOMEDICAL OPTIONEES AND BIOMARIN
                              PHARMACEUTICAL INC.

                                                                     EXHBIIT 4.5

                         BioMarin Pharmaceutical Inc.


                              September 25, 1998


To:  Certain Holders of Options to Purchase Common Stock of  Glyko Biomedical
Ltd.


     As you know, Glyko Biomedical Ltd. ("Glyko Biomedical") intends to enter into an Agreement (the "Agreement") with BioMarin Pharmaceutical Inc. ("BioMarin"), pursuant to which BioMarin will purchase all of the outstanding capital stock of Glyko, Inc. from Glyko Biomedical (the "Acquisition").

     In connection with this Acquisition, BioMarin will assume your outstanding options to purchase shares of Common Stock of Glyko Biomedical ("Glyko Biomedical Options"). Such Glyko Biomedical Options shall become options to purchase shares of Common Stock of BioMarin rather than options to purchase shares of Common Stock of Glyko Biomedical.

     Each Glyko Biomedical Option to be assumed by BioMarin will continue to be subject to the terms and conditions, including vesting, set forth in the Glyko Biomedical Share Option Plan - 1994, except that: (i) references to the "Company" in the Glyko Biomedical Share Option Plan - 1994 will become references to BioMarin, and (ii) your Glyko Biomedical Options will become options to purchase BioMarin Common Stock, with the exercise price of and number of shares subject to your Glyko Biomedical Options adjusted as described below.

Number of Shares Subject to Glyko Biomedical Options

          The number of shares of Common Stock of BioMarin subject to your Glyko Biomedical Options has been determined by multiplying a Conversion Ratio (as described in the next sentence) by the number of shares of Glyko Biomedical Common Stock that are issuable upon exercise of your Glyko Biomedical Options as of the date hereof, and rounding down to the nearest whole number. The Conversion Ratio equals .4367, which is the quotient of the fair market value of a share of Common Stock of Glyko Biomedical, $2.62, divided by the fair market value of a share of Common Stock of BioMarin, $6.00.

September 25, 1998
Page 2


New Exercise Price of Glyko Biomedical Options

     The per share exercise price for shares of BioMarin Common Stock issuable upon exercise of assumed Glyko Biomedical Options has been adjusted by dividing the per share exercise price of your Glyko Biomedical Options by the Conversion Ratio.


Conversion of Your Option Grant

     Please refer to the attached Exhibit A for details regarding the assumption
                                  ---------
of your outstanding Glyko Biomedical Options by BioMarin.

Acceptance of Assumption

     If you have questions regarding the foregoing, please do not hesitate to contact Bill Anderson at (415) 382-3538. After you have reviewed this letter, please acknowledge your agreement to the assumption of your Glyko Biomedical Options on the terms set forth herein by signing the enclosed copy of this letter and returning it to the attention of Bill Anderson in the enclosed, postage pre-paid envelope attached. Please keep a copy of this letter so that you have a complete record of all the terms and provisions applicable to your Glyko Biomedical Options as now assumed by BioMarin.

                                    Very Truly Yours,

                                    BioMarin Pharmaceutical Inc.


                                    ------------------------------------------
                                    Bill Anderson, Chief Financial Officer

Accepted and Agreed:
                    ---------------------

       Print Name:
                  -----------------------

            Date:
                 ------------------------

PLEASE RETURN SIGNED ORIGINAL TO BILL ANDERSON NO LATER THAN SEPTEMBER 30, 1998.

September 25, 1998
Page 3

                                   EXHIBIT A


                                                                                                                       Equivalent
                                        Number of                                                                      Number of
                                            GBL        Original                                          0.6658         BioMarin
                                          Shares       Exercise                                       U.S. Dollars       Shares
                   Effective  Date of   Subject to      Price       Number      Number                   Option        Subject to
Name of Optionee      Date     Grant     Options         (CS)       Vested     Unvested     Total     Exercise Price    Options
----------------   ---------  -------   ----------     --------    --------    --------    ------    ---------------  -----------

   Exercise      US $
    Price      Exercise    Expiry
   Per Share    Price       Date
  ----------- ----------  ----------